Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-224649 and 333-224651 on Form S-3, Registration Statement No. 333-181362, 333-195337, and 333-204043 on Form S-8 of our report dated February 19, 2021, relating to the financial statements of Otter Tail Corporation, and the effectiveness of Otter Tail Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Otter Tail Corporation for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Minneapolis, MN
February 19, 2021